Exhibit 99.1
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215/212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com mcsaby@kcsa.com
ORMAT TECHNOLOGIES REPORTS FIRST QUARTER 2010 RESULTS
Q1 NET INCOME OF $1.8 MILLION; Q1 TOTAL REVENUES OF $82.7 MILLION
RENO, Nevada, May 5, 2010 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter 2010.
For the three months ended March 31, 2010, total revenues were $82.7 million, compared to $99.3 million in the first quarter of 2009. Revenues from the Electricity Segment rose 6.5% from the first quarter of last year, and, as previously noted, revenues from the Product Segment were down from last year’s exceptional highs.
For the quarter, the Company reported net income of $1.8 million or $0.04 per share (basic and diluted), compared to net income of $14.5 million, or $0.32 per share (basic and diluted), for the same period a year ago. The decrease is principally attributable to a reduction in our Product Segment revenues and gross margins, and a decrease in our Electricity Segment gross margins.
Commenting on the results, Dita Bronicki, Chief Executive Officer, stated: “Electricity Segment revenues increased 6.5% as a result of an increase in generation to approximately 918,000 MWh from 876,000 MWh last year. The increase in generation is the result of additional capacity and solid performance from all facilities other than North Brawley and Puna.
“From an earnings perspective, we expected the first half of the year to be challenging due to a decrease from very high revenues and gross margins in our Product Segment in 2009, lower revenues from Puna and lower revenues and high operating costs from North Brawley. Based on the progress that was made in repair work in Puna, we expect revenues to improve in the second quarter. In North Brawley, we expect generation to ramp up towards the end of the year.
“While these known challenges impacted our financials, our growth strategy remains the same. Last week we announced that we made signficant progress in our negotiations to revise the Energy Sales Contract (ESC) at the Sarulla project in Indonesia. We have agreed on a levelized power price of $68 per MWh, and we expect to sign an amended ESC within the next three months.
“Additionally, we aquired several properties that we believe present strong prospects for growth. The Hot Sulphur Springs acquisition closed in mid-March, allowing us to move forward with development of the Tuscarora project. We also leased new land for development in the U.S. that is near existing prospects, which brings our total leases for exploration to approximately 300,000 acres. Earlier in the quarter, we signed a letter of intent to increase the capacity of the Olkaria complex in Kenya by up to 52 MW.”

Electricity revenues for the first quarter of 2010 were $66.1 million, an increase of 6.5% from $62.1 million in the first quarter of 2009. Excluding Puna, we saw an increase in electricity generation at all of our power plants. The single most significant contributor to our electricity generation was the placement in service of our North Brawley plant in January 2010. The increase in our electricity segment revenues is also attributable to a slight increase in the average revenue rate of our electricity portfolio from $71 per MWh in the first quarter of 2009 to $72 per MWh in the first quarter of 2010.
Revenues from the Product Segment for the three-month period ended March 31, 2010 were $16.5 million, compared to $37.3 million in 2009. As we noted in our 2010 guidance, we expect this reduction to affect revenues from our Product Segment throughout this year.
Loss from continuing operations for the first quarter of 2010 was $2.0 million, compared to income from continuing operations of $14.4 million in the same period in 2009. Such decrease in income from continuing operations is principally attributable to the decrease in our gross margins resulting from both a decrease in our Product Segment revenues and the high costs associated with the operation of the North Brawley power plant.
Adjusted EBITDA for the first quarter of 2010 was $32.1 million, as compared to $37.4 million in the same quarter last year. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. As further described in “Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information” below, we changed the method for calculating EBITDA and adjusted EBITDA beginning in the third quarter of 2009.
As of March 31, 2010, our cash and cash equivalents were $43.1 and we have available committed lines of credit with commercial banks aggregating $362.5 million, of which $141.6 million is unused.
On May 5, 2010, Ormat’s Board of Directors approved the payment of a quarterly dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income. The dividend will be paid on May 25, 2010 to shareholders of record as of the close of business on May 18, 2010. The Company expects to pay a dividend of $0.05 per share in the next two quarters.
Commenting on the outlook for 2010, Ms. Bronicki said, “We continue to expect 2010 Electricity Segment revenues of $275 million to $285 million. We also expect an additional $9 million of revenues from our share of electricity revenues generated by a subsidiary, which is accounted for under the equity method. 2010 Product Segment revenues are expected to be between $75 million and $85 million.”
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. EDT on Thursday, May 6, 2010. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast and Presentation in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 11 a.m. EDT on May 6, 2010 through 11:59 p.m. EDT, May 13, 2010. Please call: (888) 562-3356 (U.S. and Canada) or (973) 582-2700 (International) and enter the code 70933863.

About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, North Brawley, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya – Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three-Month Periods Ended March 31, 2010 and 2009
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per share amounts)
Revenues:
Electricity	$66,105	$62,060
Product	16,549	37,251

Total revenues	82,654	99,311

Cost of revenues:
Electricity	54,523	43,686
Product	12,437	24,243

Total cost of revenues	66,960	67,929

Gross margin	15,694	31,382

Operating expenses:
Research and development expenses	3,267	801
Selling and marketing expenses	3,202	4,301
General and administrative expenses	7,020	7,535

Operating income	2,205	18,745

Other income (expense):
Interest income	197	152
Interest expense, net	(9,714)	(3,290)
Foreign currency translation and transaction gains (losses)	434	(2,393)
Income attributable to sale of tax benefits	2,139	4,168
Other non-operating loss, net	(359)	(150)

Income (loss) from continuing operations before income taxes and equity in income of investees	(5,098)	17,232

Income tax benefit (provision)	2,557	(3,429)
Equity in income of investees, net	546	550

Income (loss) from continuing operations	(1,995)	14,353
Discontinued operations:
Income from discontinued operations, net of related tax of $6 and $60	14	153
Gain on sale of a subsidiary in New Zealand, net of related tax of $2,570	3,766	—

Net income	1,785	14,506
Net loss attributable to noncontrolling interest	53	79

Net income attributable to the Company’s stockholders	$1,838	$14,585

Earnings (loss) per share attributable to the Company’s stockholders — basic and diluted:

Income (loss) from continuing operations	$(0.04)	$0.32
Income from discontinued operations	0.08	—

Net income	$0.04	$0.32

Weighted average number of shares used in computation of earnings (loss) per share attributable to the Company’s stockholders:

Basic	45,431	45,353

Diluted	45,457	45,405

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of March 31, 2010 and December 31, 2009
(Unaudited)

	March 31,	December 31,
	2010	2009
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$43,111	$46,307
Restricted cash, cash equivalents and marketable securities	52,266	40,955
Receivables:
Trade	49,904	53,423
Related entities	647	441
Other	9,629	7,884
Due from Parent	709	422
Inventories	20,014	15,486
Costs and estimated earnings in excess of billings on uncompleted contracts	3,112	14,640
Deferred income taxes	3,860	3,617
Prepaid expenses and other	9,914	12,080

Total current assets	193,166	195,255
Long-term marketable securities	1,304	652
Restricted cash, cash equivalents and marketable securities	1,764	2,512
Unconsolidated investments	29,104	35,527
Deposits and other	19,259	18,314
Deferred charges	30,466	22,532
Property, plant and equipment, net	1,320,754	998,693
Construction-in-process	239,505	518,595
Deferred financing and lease costs, net	20,175	20,940
Intangible assets	41,203	41,981

Total assets	$1,896,700	$1,855,001

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$87,511	$73,993
Billings in excess of costs and estimated earnings on uncompleted contracts	7,681	3,351
Current portion of long-term debt:
Limited and non-recourse	16,055	19,191
Full recourse	12,916	12,823
Senior secured notes (non-recourse)	20,227	20,227
Due to Parent, including current portion of notes payable to Parent	10,198	10,018

Total current liabilities	154,588	139,603
Long-term debt, net of current portion:
Limited and non-recourse	128,199	129,152
Full recourse	75,695	77,177
Revolving credit lines with banks (full recourse)	158,500	134,000
Senior secured notes (non-recourse)	231,872	231,872
Liability associated with sale of equity interests	72,454	73,246
Deferred lease income	72,590	72,867
Deferred income taxes	52,130	44,530
Liability for unrecognized tax benefits	5,184	4,931
Liabilities for severance pay	19,477	18,332
Asset retirement obligation	14,350	14,238
Other long-term liabilities	2,297	3,358

Total liabilities	987,336	943,306

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	710,770	709,354
Retained earnings	193,333	196,950
Accumulated other comprehensive income	545	622

	904,694	906,972
Noncontrolling interest	4,670	4,723

Total equity	909,364	911,695

Total liabilities and equity	$1,896,700	$1,855,001

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three-month periods ended March 31 2010, and 2009:

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$48,240	$42,534
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	9,021	2,391
Interest income	(197)	(152)
Income tax provision	19	3,489
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	(26,006)	(11,896)

EBITDA	31,077	36,366
Interest, taxes, depreciation and amortization attributable to the Company’s equity in Mammoth-Pacific L.P.	973	989

Adjusted EBITDA	$32,050	$37,355

Net cash used in investing activities	$(64,981)	$(91,225)

Net cash provided by financing activities	$13,545	$56,986

We previously calculated EBITDA to exclude equity income of investees and other non-operating expense (income) and adjusted EBITDA to exclude other non-operating expense (income). In addition, we now reconcile EBITDA and adjusted EBITDA to our net cash provided by operating activities for each of the periods shown, rather than net income amounts we have used for reconciliation in prior periods. Accordingly, the information in the tables below is not directly comparable to similar reconciliation information we have reported for prior periods not reflected in the tables below. The change in the way we now calculate EBITDA and adjusted EBITDA results in higher EBITDA and adjusted EBITDA for each of the periods shown above than we would have reported using our prior method for calculating EBITDA and adjusted EBITDA. The following table shows, for each period reported above, the differences in our reported EBITDA and adjusted EBITDA resulting from the change in our method for computing these amounts.

	Three Months Ended March 31,
	2010	2009
	(in thousands)
EBITDA, as previously calculated	$24,537	$34,358
Adjusted for inclusion:
Equity in income of investees	546	550
Other non-operating income (expense)	5,994	1,458

EBITDA, as currently calculated	$31,077	$36,366

Adjusted EBITDA, as previously calculated	$26,056	$35,897
Adjusted for inclusion - Other non-operating income (expense)	5,994	1,458

Adjusted EBITDA, as currently calculated	$32,050	$37,355

This comparative non-GAAP information is provided to assist investors in evaluating the impact of the change in the way we calculate these amounts in performing their financial analysis of our operations for the periods presented. This information should not be considered in isolation or as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP or other non-GAAP financial measures.